EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 11, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales in the second quarter of 2021 grew by 24% over the same quarter last year, increasing from $2,954,644 in 2020 to $3,657,978 this year, resulting in net income increasing from $1,186,611 ($0.26 per share) in the second quarter of 2020 to $1,344,524 ($0.29 per share) this year. For the first six months of the year sales increased by 13% from $6,277,558 in 2020 to $7,088,846 this year, with net income increasing from $1,976,918 ($0.43 per share) in 2020 to $2,525,726 ($0.55 per share) in the first six months of this year.

Ken Globus, President of United-Guardian, stated, “With the global economies starting to recover from the coronavirus pandemic in the second quarter of this year, sales of our cosmetic ingredients increased by 68% compared with the same period last year. This increase in sales of our cosmetic ingredients was the primary reason for the substantial increase in sales in the second quarter. In addition, we had strong sales of our pharmaceutical products, despite having discontinued our participation in state Medicaid programs due to the excessive fees involved. With the Delta variant of the coronavirus expected to impact global economies more significantly in the third quarter than it did in the second, it is difficult to project what the impact will be on sales of our cosmetic ingredients for the rest of the year. Regardless of the impact of the pandemic on our other sales, we expect our pharmaceutical sales to remain strong. We are very pleased with our year-to-date financial results, and are hopeful that despite the continuing impact of the pandemic, sales will continue to be resilient for the remainder of the year.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Six Months Ended
June 30, 2021 and 2020*

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2021	2020	2021	2020

Net sales	$3,657,978	$2,954,644	$7,088,846	$6,277,558

Costs and expenses:
Cost of sales	1,499,390	1,270,434	2,860,403	2,659,765
Operating expenses	513,012	511,635	970,139	1,026,910
Research and development expense	130,025	108,566	218,311	216,298
Total costs and expenses	2,142,427	1,890,635	4,048,853	3,902,973
Income from operations	1,515,551	1,064,009	3.039,993	2,374,585

Other income:
Investment income	45,640	48,319	85,400	92,386
Net gain on marketable securities	137,574	387,179	65,527	30,584
Total other income	183,214	435,498	150,927	122,970
Income before provision for income taxes	1,698,765	1,499,507	3,190,920	2,497,555

Provision for income taxes	354,241	312,896	665,194	520,637
NET INCOME	$1,344,524	$1,186,611	$2,525,726	$1,976,918

Earnings per common share (basic and diluted)	$0.29	$0.26	$0.55	$0.43

Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found on the company’s web site at www.u-g.com.